PMC-SIERRA, INC.
                              LIST OF SUBSIDIARIES


1. PMC-Sierra Ltd., organized under the laws of British Columbia, doing business only under its official name.

2. PMC-Sierra, Inc. (Portland), organized under the laws of Delaware, doing business only under its official name.

3. PMC-Sierra (Maryland), Inc., organized under the laws of Delaware, doing business only under its official name.

4. PMC-Sierra International Inc., organized under the laws of Barbados, doing business only under its official name.

5. PMC-Sierra, Inc. (U.S.), organized under the laws of Washington, doing business only under its official name.

6. PMC-Sierra Europe Ltd., organized under the laws of the United Kingdom, doing business only under its official name.

7. Sierra Semiconductor B.V., organized under the laws of The Netherlands, doing business only under its official name.